EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

STEP UP SEGMENT OPTION RIDER

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider is effective immediately.

The following is added to the definition of Segment Rate of Return:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Step Up Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your Step Up Segment will be:

Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected.]
Is zero or positive up to the Performance Cap Rate

Is negative but less than or equal to the Segment Buffer	Equal to 0%[, minus the ROP DB Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer[, minus the ROP DB Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

The following is added to the Segment Interim Value section:

SECTION [2.04] SEGMENT INTERIM VALUE

For the Step Up Segment Option, at the time the Segment Interim Value is determined, the Fair Value of Hypothetical Derivatives is calculated using an option pricing model for valuing two different hypothetical options: (1) buying an At-the-Money Binary Call Option, and (2) selling an Out-of-the-Money Put Option.

At-the-Money Binary Call Option gives the right to receive the Performance Cap Rate on the scheduled Segment Maturity Date if the Index price on the Segment Maturity Date is at or higher than on the Segment Start Date.

Out-of-the-Money Put Option gives the right to sell the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date decreased by the Segment Buffer.

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RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[
Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

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